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                                                                    EXHIBIT 11.1

                              SILICON GAMING, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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                                                                NINE MONTHS
                                        THREE MONTHS ENDED         ENDED
                                           SEPTEMBER 30,       SEPTEMBER 30,
                                        --------------------  ----------------
                                          1998       1997      1998     1997
                                        ---------  ---------  -------  -------
Net loss..............................  $  14,702  $   6,344  $26,895  $16,943
                                        =========  =========  =======  =======
Weighted average common shares
 outstanding..........................     14,240     11,649   13,986   11,133
Weighted average common shares subject
 to Repurchase........................       (310)      (684)    (402)    (790)
                                        ---------  ---------  -------  -------
  Weighted average common and
   Equivalent shares..................     13,930     10,965   13,584   10,343
                                        =========  =========  =======  =======
    Net loss per share................  $    1.06  $     .58  $  1.98  $  1.64
                                        =========  =========  =======  =======
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